Exhibit 10.2

HARLEY-DAVIDSON, INC.

DIRECTOR STOCK PLAN

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

Purpose

The purpose of the Harley-Davidson, Inc. Director Stock Plan is to facilitate payment of compensation to nonemployee directors in the form of Common Stock of Harley-Davidson, Inc. or in a form the value of which is based upon the value of Common Stock of Harley-Davidson, Inc. Such payment should provide a method for nonemployee directors to meet the requirements of the Director and Senior Executive Stock Ownership Guidelines for Harley-Davidson, Inc. and an increased incentive for nonemployee directors to contribute to the future success and prosperity of Harley-Davidson, Inc. We believe this will, in turn, enhance the value of the stock for the benefit of the shareholders, and increase the ability of Harley-Davidson, Inc. to attract and retain directors of exceptional skill upon whom, in large measure, its sustained growth and profitability depend.

ARTICLE II

Definitions

The following capitalized terms used in the Plan shall have the respective meanings set forth in this Article:

2.1. Affiliate: Each corporation, trade or business that, with the Company, forms part of a controlled group of corporations or group of trades or businesses under common control within the meaning of Code Sections 414(b) or (c); provided that for purpose of determining when an Outside Director has incurred a Separation from Service, the phrase “at least fifty percent (50%)” shall be used in place of “at least eighty percent (80%)” each place it appears in Code Section 414(b) and (c) and the regulations thereunder.

2.2. Annual Retainer Fee: The annual retainer fee then in effect for service by an Outside Director as a director, board committee chair and/or committee member, excluding grants of “Share Units” pursuant to Article IX hereof.

2.3. Board: The Board of Directors of the Company.

2.4. Change of Control Event: A change of control event as defined in regulations promulgated by the Secretary of the Treasury for purposes of Code Section 409A, with respect to Harley-Davidson, Inc.

2.5. Code: The Internal Revenue Code of 1986, as amended.

2.6. Committee: The Nominating and Corporate Governance Committee of the Board; provided that if any member of the Nominating and Corporate Governance Committee is not a Disinterested Person, the Committee shall be comprised of only those members of the Nominating and Corporate Governance Committee who are Disinterested Persons.

2.7. Common Stock: The common stock of the Company.

2.8. Company: Harley-Davidson, Inc.

2.9 Deferral Election: An election by an Outside Director to defer receiving all or any portion of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election.

2.10 Disinterested Persons: Nonemployee directors within the meaning of Rule 16b-3 as promulgated under the Securities Exchange Act of 1934, as amended.

2.11 Fair Market Value: (From and after February 14, 2007) On the date as of which Fair Market Value is being determined, if the Common Stock is listed for trading on the New York Stock Exchange, the closing sales price on the date in question as reported in The Wall Street Journal, or if no sales of Common Stock occur on the date in question, on the last preceding date on which there was a sale on such exchange.

2.12 Option: A stock option granted under the Plan.

2.13 Option Price: The purchase price of a share of Common Stock under an Option.

2.14 Optionee: A person who has been granted one or more Options.

2.15 Outside Director: Each member of the Board who is not also an employee of the Company or any Subsidiary (including members of the Committee).

2.16 Plan: The Harley-Davidson, Inc. Director Stock Plan.

2.17 Separation from Service: The date on which an Outside Director ceases service as a director of the Company and all Affiliates, provided that such cessation of service constitutes a separation from service for purposes of Code Section 409A.

2.18 Share Accounts. An Outside Director’s Deferral Share Account and/or Grant Share Account.

2.19 Share Election: An election by an Outside Director to receive either 50% or 100% of his or her Annual Retainer Fee in the form of Common Stock (subject to any Deferral Election by an Outside Director), with the receipt of such shares of Common Stock to be in lieu of any cash payment for that portion of his or her Annual Retainer Fee; provided, however, that if, at the time an Annual Retainer Fee is payable, an Outside Director satisfies, through the ownership of Common Stock and/or Share Units credited to his or her Share Accounts, the stock ownership guidelines for directors then in effect that the Board or any committee of the Board has established, then the Outside Director may make a Share Election to receive 0% of such Annual Retainer Fee in the form of Common Stock.

2.20 Share Unit: A hypothetical share of Common Stock.

2.21 Subsidiary: A corporation, limited partnership, general partnership, limited liability company, business trust or other entity of which more than fifty percent (50%) of the voting power or ownership interest is directly and/or indirectly held by the Company.

2.22 Termination Date: The day preceding the tenth anniversary of the date on which the Option is granted.

ARTICLE III

Administration

3.1. The Committee: The Committee shall administer the Plan and shall have full power to construe and interpret the Plan, establish and amend rules and regulations for its administration, and perform all other acts relating to the Plan, including the delegation of administrative responsibilities, which it believes reasonable and proper.

3.2. Actions Final: Any decision made, or action taken, by the Committee arising out of or in connection with the interpretation and administration of the Plan shall be final and conclusive.

ARTICLE IV

Shares Subject to the Plan

4.1. The total number of shares of Common Stock available for delivery under the Plan shall be 200,000 as of May 2, 1998 (after giving effect to a 2-for-1 stock split effected in 2000). The foregoing amount shall be subject to adjustment in accordance with Article X of the Plan. If an Option or portion thereof shall expire, be canceled or terminate for any reason without having been exercised in full, the unpurchased shares covered by such Options shall be available for future grants of Options. Shares of Common Stock to be delivered under the Plan shall be made available solely from authorized and issued shares of Common Stock reacquired and held as treasury shares. In no event shall the Company be required to deliver fractional shares of Common Stock under the Plan. Whenever under the terms of the Plan a fractional share of Common Stock would otherwise be required to be delivered, there shall be delivered in lieu thereof one full share of Common Stock. Payments in respect of an Outside Director’s Share Accounts that are made in cash shall not reduce the number of shares of Common Stock available for delivery under the Plan.

ARTICLE V

Eligibility

5.1. Only Outside Directors shall be entitled to participate in the Plan.

ARTICLE VI

Options

6.1. Option Grants: Prior to December 31, 2002, each Outside Director who served as a member of the Board immediately following an annual meeting of shareholders of the Company was automatically granted on the first business day after such meeting (the “Annual Grant Date”) an Option for the purchase of such number of shares of Common Stock (rounded up to the nearest multiple of 100) whose Fair Market Value on the Annual Grant Date equaled three (3) times the Optionee’s Annual Retainer Fee other than committee chair retainer fees. No such Option shall be granted under the Plan after December 31, 2002.

6.2. Option Agreements: All Options shall be evidenced by written agreements executed by the Company. Such options shall be subject to the applicable provisions of the Plan, and shall contain such provisions as are required by the Plan and any other provisions the Committee may prescribe. All agreements evidencing Options shall specify the total number of shares subject to each grant, the Option Price and the Termination Date.

6.3. Option Price: The Option Price shall be the Fair Market Value of a share of Common Stock on the Annual Grant Date.

6.4. Period of Exercise: Options shall be exercisable from and after the Annual Grant Date and shall terminate one year after the Optionee ceases to serve as a member of the Board for any reason, except that as to any Optionee who is removed from the Board for cause in accordance with the Company’s Restated Articles of Incorporation, the Options held by the Optionee shall terminate immediately on such removal. In any event, no Option or portion thereof shall be exercisable after the Termination Date.

6.5. Manner of Exercise and Payment: An Option, or portion thereof, shall be exercised by delivery of a written notice of exercise to the Company and provision (in a manner acceptable to the Committee) for payment of the full price of the shares being purchased pursuant to the Option and any withholding taxes due thereon.

6.6. Nontransferability of Options: Except as may be otherwise provided by the Committee, each Option shall, during the Optionee’s lifetime, be exercisable only by the Optionee and neither it nor any right hereunder shall be transferable otherwise than by will or the laws of descent and distribution or be subject to attachment, execution or other similar process. In the event of any attempt by the Optionee to alienate, assign, pledge, hypothecate or otherwise dispose of an Option or of any right hereunder, except as provided for herein, or in the event of any levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate the Option by notice to the Optionee and the Option shall thereupon become null and void.

ARTICLE VII

Share Election

7.1. Share Election:

a. Initial Share Election. Within 30 days of the date on which an Outside Director first becomes an Outside Director, the Outside Director shall make a Share Election that will specify the portion of the Outside Director’s Annual Retainer Fee that is to be paid in shares of Common Stock (subject to any deferral by the Outside Director under Section 7.2 below) and the portion that is to be paid in cash (subject to any deferral by the Outside Director under the Company’s Deferred Compensation Plan for Nonemployee Directors (the “Cash Deferral Plan”)). An Outside Director’s Share Election (i) must be in writing and delivered to the Treasurer of the Company, (ii) shall be effective with respect to the portion of the Outside Director’s Annual Retainer Fee that will be earned on and after the date the Treasurer of the Company receives the Share Election, or as soon thereafter as is administratively practicable, and (iii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Share Election that becomes effective in accordance with the provisions hereof. If an Outside Director elects (or is deemed to have elected) to receive only 50% of his or her Annual Retainer Fee in the form of shares of Common Stock, then the remaining 50% shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director who is entitled to do so elects to receive 0% of his or her Annual Retainer Fee in the form of shares of Common Stock, then all of his or her Annual Retainer Fee shall be paid in cash (subject to any deferral by the Outside Director under the Cash Deferral Plan). If an Outside Director has not made a Share Election, the Director will be deemed to have made a Share Election to receive 50% of his or her Annual Retainer Fee in the form of Common Stock.

b. Revised Share Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Share Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Share Election, once effective with respect to a calendar year, may not be revoked or modified with respect to the Outside Director’s Annual Retainer Fee for that calendar year. An Outside Director may revoke or modify his or her then current Share Election by filing a revised Share Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Share Election will become effective on January 1 of the calendar year following the calendar year during which the revised Share Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Share Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.

7.2. Transfer of Shares: Subject to any Deferral Election by an Outside Director, shares of Common Stock issuable to an Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following each annual meeting of the shareholders of the Company, except that, for an Outside Director elected to the Board at a time other than at an annual meeting of the shareholders of the Company, shares of Common Stock issuable to the Outside Director pursuant to a Share Election shall be transferred to such Outside Director as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends. The total number of shares of Common Stock to be so transferred shall be determined by dividing (x) the dollar amount of the Annual Retainer Fee payable to which the Share Election applies, by (y) the Fair Market Value of a share of Common Stock on the day on which the Annual Retainer Fee is payable to the Outside Director.

ARTICLE VIII

Deferral Elections

8.1. Deferral Election: Each Outside Director may make a Deferral Election to defer receiving all, 50% or none of the shares of Common Stock that would otherwise be transferred to such Outside Director pursuant to a Share Election with respect to any Annual Retainer Fees otherwise earned after the effective date of the Deferral Election.

a. Initial Deferral Election. An Outside Director may make a Deferral Election within 30 days of the date on which an Outside Director first becomes an Outside Director. If an Outside Director has not made a Share Election during this period, the Director will be deemed to have made a Share Election to defer none of the shares covered by the Director’s Share Election. An Outside Director’s Deferral Election (i) must be in writing and delivered to the Treasurer of the Company, and (ii) shall remain in effect from year-to-year thereafter unless modified or revoked by a subsequent Deferral Election that becomes effective in accordance with the provisions hereof.

b. Revised Deferral Election. Except to the extent that the Company is permitted and elects to give earlier effect to an Outside Director’s modification or revocation to his or her Deferral Election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, an Outside Director’s Deferral Election, once effective with respect to a calendar year, may not be revoked or modified for that calendar year. An Outside Director may revoke or modify his or her then current Deferral Election by filing a revised Deferral Election form, properly completed and signed, with the Treasurer of the Company. However, except to the extent that the Company is permitted and elects to give earlier effect to a Director’s revised election in accordance with regulations promulgated by the Secretary of the Treasury under Code Section 409A, the revised Deferral Election will become effective on January 1 of the calendar year following the calendar year during which the revised Deferral Election is received by the Treasurer of the Company, or as soon thereafter as is administratively practicable. An Outside Director’s revised Deferral Election, once effective, shall remain in effect until again modified by the Outside Director or otherwise revoked in accordance with the provisions hereof.

8.2. Deferral Share Accounts: An Outside Director who makes a Deferral Election shall have the number of deferred shares of Common Stock (including fractions of a share) that would otherwise be transferred pursuant to Section 7.2 credited as whole and fractional Share Units, with fractional units calculated to four decimal places, to a “Deferral Share Account” for the Outside Director, for recordkeeping purposes only.

8.3. Cash Dividends and Deferral Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Deferral Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Deferral Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend.

8.4. Distribution of Deferral Share Account. Except as provided in Paragraph c. below, upon an Outside Director’s Separation from Service for any reason, or upon the occurrence of a Change of Control Event, the Company will make payments to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Deferral Share Account. All payments in respect of the Deferral Share Account shall be made in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of the Deferral Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Deferral Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.

a. Form of Payments: At the time that an Outside Director first makes a Deferral Election under this Plan or first makes a deferral election under the Cash Deferral Plan, whichever occurs earlier, the Outside Director shall make a payment election which shall govern distribution of both the Outside Director’s Deferral Share Account under this Plan and the Outside Director’s Deferred

Benefit Account under the Cash Deferral Plan. In such payment election, the Outside Director may elect to have payments made either in (i) a single payment, or (ii) annual installments. Under the installment payment option, the Outside Director may select the number of years over which benefits are to be paid to the Outside Director, up to a maximum of 5 years, except that the number of installments selected may not result in any one installment payment with respect to less than 100 Share Units. The payment option elected shall apply to the Outside Director’s entire Deferral Share Account under this Plan and the Outside Director’s entire Deferred Benefit Account under the Cash Deferral Plan. The installment payment option does not apply upon the occurrence of a Change of Control Event. An Outside Director who fails to make a payment election with respect to the Outside Director’s Deferral Share Account under this Plan and the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan (or any portion of such accounts) shall be deemed to have elected the single payment option. Prior to January 1, 2009, an Outside Director may change his or her payment election by filing a revised payment election form, properly completed and signed, with the Treasurer of the Company; provided that a revised election submitted during calendar year 2006, 2007 or 2008 (including the election described in Paragraph c. below) may not operate to defer into a subsequent calendar year the distribution of amounts that otherwise would have been paid in the calendar year in which the revised election is submitted, or to accelerate into the calendar year in which the revised election is submitted amounts that otherwise were scheduled for distribution in a subsequent calendar year. On and after January 1, 2009, an Outside Director may modify his or her distribution election (or deemed distribution election) only if (i) the revised distribution election is submitted to the Treasurer of the Company at least twelve (12) months prior to the first scheduled payment date under the Outside Director’s then-current distribution election and the revised election is not given effect for twelve (12) months after the date on which the revised election is submitted, and (ii) except as permitted under Code Section 409A, payment pursuant to the revised distribution election is deferred for at least five (5) years from the date payment would otherwise have been made under the Outside Director’s prior distribution election. For purposes of applying the rules of Code Section 409A, a series of installment payments will be considered a single payment form.

b. If the Outside Director has elected the single payment option, then the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service. In addition, the Company will make payment to the Outside Director in respect of the number of Share Units credited to the Outside Director’s Deferral Share Account within 30 days following the occurrence of a Change of Control Event.

c. Notwithstanding anything in the Plan to the contrary and in accordance with transition rules published by the Internal Revenue Service for purposes of Code Section 409A, on or before December 31, 2008, an Outside Director who is in active service on the Board of Directors may elect to have the portion of his or her vested Deferral Share Account under this Plan and the portion of the Outside Director’s Deferred Benefit Account under the Cash Deferral Plan as of December 31, 2008, together with deemed gains or losses from December 31, 2008 through the last day of the calendar quarter (the “valuation date”) selected by the Outside Director, distributed to the Outside Director in a single sum payment. Distribution will be made within thirty (30) days following the valuation date designated by the Outside Director. The valuation date selected by an Outside Director must be the last day of a calendar quarter no earlier than June 30, 2009. An Outside Director’s election shall not be recognized if the effect of the election would be to defer amounts that would otherwise be distributable in 2008 for distribution into 2009 or subsequent years.

8.5. If the Outside Director has elected the installment payment option, then the first installment will be made within 30 days after the end of the calendar quarter in which occurs the Outside Director’s Separation from Service, and each subsequent installment shall be paid in July of each calendar year following the calendar year in which the first installment is paid to the Outside Director during the installment period. The annual installment payment amount for any calendar year shall be initially determined by dividing the number of Share Units credited to the Outside Director’s Post-2004 Deferral Share Account as of January 1 of the year for which the payment is being made and for which such an election is in effect by the number of installment payments remaining to be made, and then rounding the quotient obtained to the next lowest whole number; provided that the final installment shall be the entire remaining undistributed balance.

8.6. Hardship Payments: The Committee may, in its sole discretion, upon the finding that an Outside Director has suffered an “unforeseeable emergency”, pay to the Outside Director part or all of his or her Deferral Share Account, as needed to meet the Outside Director’s need. An “unforeseeable emergency” means a severe financial hardship to the Outside Director resulting from an illness or accident of the Outside Director, the Outside Director’s spouse, or the Outside Director’s dependent (as defined in Code Section 152(a) without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Outside Director’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director. The amount authorized by the Committee for distribution with respect to an emergency may not exceed the amounts necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Outside Director’s assets, to the extent that liquidation of such assets would not itself cause severe financial hardship.

ARTICLE IX

Share Unit Grants

9.1. Share Unit Grants. Each Outside Director shall automatically be granted Share Units under the Plan in the manner set forth in this Article IX. All grants of Share Units pursuant to this Article IX shall immediately vest in full on the date of grant.

9.2. Annual Share Unit Grants to Outside Directors. Beginning with the first annual meeting of shareholders held after April 28, 2006, each Outside Director shall, as of the first business day following such annual meeting, receive a grant of such number of Share Units as the Board shall determine at the meeting of the Board coinciding with such annual meeting.

9.3. Grant of Share Units to Newly-Elected Outside Directors. Any person who is first elected as an Outside Director after April 29, 2006 at a time other than at an annual meeting of the shareholders of the Company shall automatically be granted, as of the first business day following the first meeting of the Board or a committee of the Board that the Outside Director attends, a number of Share Units equal to the number of Share Units last granted to each of the Outside Directors pursuant to Section 9.2.

9.4. Grant Share Accounts: An Outside Director who receives a grant of Share Units pursuant to Section 9.2 or Section 9.3 shall have the number of Share Units granted to such Outside Director credited to a “Grant Share Account” established for the Outside Director, for recordkeeping purposes only.

9.5. Cash Dividends and Grant Share Accounts: Whenever cash dividends are paid by the Company on outstanding Common Stock, on the payment date therefor there shall be credited to the Outside Director’s Grant Share Account a number of additional Share Units, with fractional units calculated to four decimal places, equal to (i) the aggregate dividend that would be payable on outstanding shares of Common Stock equal to the number of Share Units credited to such Grant Share Account on the record date for the dividend, divided by (ii) the Fair Market Value of a share of Common Stock on the last business day immediately preceding the date of payment of the dividend.

9.6. Payments: Within 30 days after the end of the calendar quarter in which occurs an Outside Director’s Separation from Service for any reason, or upon the occurrence of a Change of Control Event, the Company will make a payment to the Outside Director (or, in case of the death of the Outside Director, to his or her beneficiary designated in accordance with Section 13.5 or, if no such beneficiary is designated, to his or her estate), as compensation for prior service as a director, in respect of the Outside Director’s Grant Share Account. All payments in respect of a Grant Share Account shall be made in a single sum in shares of Common Stock by converting Share Units into Common Stock on a one-for-one basis. However, to the extent shares of Common Stock are not available for delivery under the Plan, the Committee may direct that all or any part of the payments in respect of a Grant Share Account be made in cash rather than by delivery of Common Stock, in which case the cash payment shall be determined by multiplying the number of Share Units in the Grant Share Account that are the subject of the cash payment by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made. Similarly, any distribution payable under the Plan with respect to a fraction of a Share Unit shall be made in cash, with the amount of the cash payment determined by multiplying the fractional Share Unit by the Fair Market Value of a share of Common Stock on the last business day preceding the date on which payment is made.

ARTICLE X

Adjustments

10.1. If (a) the Company shall at any time be involved in a merger or other transaction in which the Common Stock is changed or exchanged; or (b) the Company shall subdivide or combine its Common Stock or the Company shall declare a dividend payable in its Common Stock, other securities (other than any associated preferred stock purchase rights issued pursuant to that certain Rights Agreement, dated February 17, 2000, between the Company and ComputerShare Investor Services, LLC, as successor rights agent, or similar stock purchase rights that the Company might authorize and issue in the future) or other property; or (c) the Company shall effect a cash dividend the amount of which exceeds 15% of the trading price of the Common Stock at the time the dividend is declared or any other dividend or other distribution on the Common Stock in the form of cash, or a repurchase of Common Stock, that the Board determines by resolution is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Stock; or (d) any other event shall occur which, in the case of this clause (d), in the judgment of the Committee necessitates an adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of securities subject to the Plan; (ii) the number and type of securities subject to outstanding Options; (iii) the Option Price with respect to any Option; and (iv) the number of Share Units credited to each Outside Director’s Share Accounts; provided, however, that Options subject to grant or previously granted to Optionees and the number of Share Units credited to each Outside Director’s Share Accounts under the Plan at the time of any such event shall be subject to only such adjustment as shall be necessary to maintain the proportionate interest of the Optionee or Outside Director and preserve, without exceeding, the value of such Options and Outside Director’s Share Accounts. Unless the Committee determines otherwise, any such adjustment to an Option that is exempt from Code Section 409A shall be made in manner that permits the Option to continue to be so exempt, and any adjustment to an Option that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. The judgment of the Committee with respect to any matter referred to in this Article shall be conclusive and binding upon each Optionee and Outside Director.

ARTICLE XI

Amendment and Termination of Plan

11.1. General Powers: The Nominating Committee of the Board of Directors may at any time terminate or suspend the Plan. Subject to applicable limitations set forth in New York Stock Exchange rules, the Code or Rule 16b-3 under the Securities Exchange Act of 1934, the Nominating Committee of the Board of Directors may amend the Plan as it shall deem advisable including (without limiting the generality of the foregoing) any amendments deemed by the Nominating Committee of the Board of Directors to be necessary or advisable to assure conformity of the Plan with any requirements of state and federal laws or regulations now or hereafter in effect; provided, however, that the Nominating Committee of the Board of Directors may not amend either the provisions of Section 6.1 or the amount of the Annual Retainer Fee more often than once in any six month period. In addition, no amendment shall be made to any Option to reduce the Option Price thereof except as permitted by Section 10.1, and any amendment or other action that is required, under applicable law or under applicable stock exchange rules, to be adopted by the Board of Directors shall be valid only if it is adopted by the full Board of Directors rather than by the Nominating Committee of the Board of Directors.

11.2. No Impairment: No amendment, suspension or termination of this Plan shall, without the Outside Director’s consent, alter or impair any of the rights or obligations under any Option theretofore granted to an Outside Director under the Plan or other entitlement of an Outside Director under the Plan. But, the Committee need not obtain Outside Director (or other interested party) consent for the adoption, amendment or rescission of rules and regulations relating to this Plan that do not materially and adversely affect the Outside Director in respect of any Option or other entitlement of an Outside Director under the Plan then outstanding.

11.3. Section 409A: The provisions of Code Section 409A are incorporated herein by reference to the extent necessary for any Option or other entitlement of an Outside Director under the Plan that is subject to Code Section 409A to comply therewith.

11.4. Distribution of Benefits Following Plan Termination. Termination of the Plan will operate to accelerate distribution of benefits only to the extent permitted under Code Section 409A, including:

a. The Plan is terminated within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), and the amounts accrued under the Plan but not yet paid are distributed to Outside Directors or their beneficiaries, as applicable, in a single sum payment, regardless of any distribution election then in effect, by the latest of: (1) the last day of the calendar year in which the Plan termination and liquidation occurs, (2) the last day of the calendar year in which the amount is no longer subject to a substantial risk of forfeiture, or (3) the last day of the first calendar year in which payment is administratively practicable.

b. The Plan is terminated at any other time, provided that such termination does not occur proximate to a downturn in the financial health of the Company or an Affiliate. In such event, all amounts accrued under the Plan but not yet paid will be distributed to all Outside Directors and their beneficiaries, as applicable, in a single sum payment no earlier than twelve (12) months (and no later than twenty-four (24) months) after the date of termination, regardless of any distribution election then in effect. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the twelve (12)-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three (3) years following the date of the Plan’s termination, unless any individual who was eligible under this Plan is excluded from participating thereunder for such three (3) year period.

Except as provided in Paragraphs a. and b. above or as otherwise permitted in regulations promulgated by the Secretary of the Treasury under Code Section 409A, any action that terminates the Plan but that does not qualify for accelerated distribution under Code Section 409A shall instead be construed as an amendment to discontinue further benefit accruals, but the Plan will continue to operate, in accordance with its terms as from time to time amended and in accordance with applicable elections by the Outside Director, with respect to the Outside Director’s benefit accrued through the date of termination, and in no event shall any such action purporting to terminate the Plan form the basis for accelerating distributions to the Outside Director or a beneficiary.

ARTICLE XII

Government and Other Regulations

12.1. The obligation of the Company to make payments or issue or transfer and deliver shares of Common Stock under the Plan shall be subject to all applicable laws, regulations, rules, orders and approvals which shall then be in effect and required by governmental entities and the stock exchanges on which Common Stock is traded.

ARTICLE XIII

Miscellaneous Provisions

13.1. Plan Does Not Confer Shareholder Rights: Neither an Outside Director nor any person entitled to exercise the Outside Director’s rights in the event of the Outside Director’s death shall have any rights of a shareholder with respect to the shares subject to an Option, Share Election or any Share Units held in the Outside Director’s Share Accounts, except to the extent that, and until, such shares shall have been issued upon the exercise of each Option, transfer of shares pursuant to a Share Election or the delivery of shares in respect of the Outside Director’s Share Accounts.

13.2. No Assets: No stock, cash or other property shall be deliverable to an Outside Director in respect of the Outside Director’s Share Accounts until the date or dates identified pursuant to Article VIII or Article IX, and an Outside Director’s Share Units shall be reflected in an unfunded account established for such Outside Director by the Company. Payment of the Company’s obligation with respect to an Outside Director’s Share Accounts shall be from general funds, and no special assets (stock, cash or otherwise) have been or shall be set aside as security for this obligation.

13.3. No Transfers: An Outside Director’s rights to payments under Article VIII and/or Article IX are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or garnishment by an Outside Director’s creditors or the creditors of his or her beneficiaries, whether by operation of law or otherwise, and any attempted sale, transfer, assignment, pledge, or encumbrance with respect to such payment shall be null and void, and shall be without legal effect and shall not be recognized by the Company.

13.4. Unsecured Creditor; No Trust Fund: The right of an Outside Director to receive payments under Article VIII and/or Article IX is that of a general, unsecured creditor of the Company, and the obligation of the Company to make payments constitutes a mere promise by the Company to pay such benefits in the future. Further, the arrangements contemplated by Article VIII and Article IX are intended to be unfunded for tax purposes and for purposes of Title I of ERISA.

13.5. Designation of Beneficiary: Each Outside Director or former Outside Director entitled to any payments under Article VIII and/or Article IX from time to time may designate a beneficiary or beneficiaries to whom any such payments are to be paid in case of the Outside Director’s death before receipt of any or all of such payments. Any designation shall revoke all prior designations by the

Outside Director or former Outside Director, shall be in a form prescribed by the Company and shall be effective only when filed by the Outside Director or former Outside Director, during his or her lifetime, in writing with the Treasurer of the Company. References in this Plan to an Outside Director’s “beneficiary” at any date shall include such persons designated as concurrent beneficiaries on the director’s beneficiary designation form then in effect. In the absence of any such designation, any balance remaining in an Outside Director’s or former Outside Director’s Share Accounts at the time of the director’s death shall be paid to such Outside Director’s estate.

13.6. Plan Expenses: Any expenses of administering this Plan shall be borne by the Company.

13.7. Use of Exercise Proceeds: Payment received from Optionees upon the exercise of Options shall be used for the general corporate purposes of the Company, except that any stock received in payment may be retired, or retained in the Company’s treasury and reissued.

13.8. Indemnification: In addition to such other rights of indemnification as they may have as members of the Board or the Committee, the members of the Committee and the Board shall be indemnified by the Company against all costs and expenses reasonably incurred by them in connection with any action, suit or proceeding to which they or any of them may be party by reason of any action taken or failure to act in connection with the adoption, administration, amendment or termination of the Plan, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except a judgment based upon a finding of bad faith; provided that upon the institution of any such action, suit or proceeding a Committee or Board member shall, in writing, give the Company notice thereof and an opportunity, at its own expense, to handle and defend the same before such Committee or Board member undertakes to handle and defend it on such member’s own behalf. To the extent that Code Section 409A applies to payments made pursuant to this Section, the payments shall be completed on or before the latest date permitted for payments made pursuant to an indemnification or expense reimbursement provision.

13.9. Withholding Taxes: The Company may, in its discretion, require an Outside Director to pay to the Company at the time of exercise of an Option or issuance of Common Stock under the Plan the amount that the Company deems necessary to satisfy its obligation, if any, to withhold Federal, state or local income, FICA or other taxes incurred by the reason of the exercise or issuance. An Outside Director shall satisfy the federal, state and local withholding tax obligations arising in connection with the exercise of an Option or issuance of Common Stock under the Plan in a manner acceptable to the Committee.

13.10. No Guarantee Of Tax Treatment: The Company does not guarantee to any Outside Director or any other person with an interest in an Option or other entitlement of an Outside Director under the Plan that any such Option or other entitlement intended to be exempt from Code Section 409A shall be so exempt, or that any Option or other entitlement intended to comply with Code Section 409A shall so comply, and nothing in this Plan obligates the Company or any affiliate to indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

13.11. Miscellaneous Distribution Rules.

a. Accelerated Distribution Following Section 409A Failure. If an amount under this Plan is required to be included in a Participant’s income under Code Section 409A prior to the date such amount is actually distributed, the Outside Director shall receive a distribution, in a single sum, within ninety (90) days after the date it is finally determined that the Plan fails to meet the requirements of Code Section 409A. The distribution shall equal the amount required to be included in the Outside Director’s income as a result of such failure.

b. Permitted Delay in Payment. If a distribution required under the terms of this Plan would jeopardize the ability of the Company or of an Affiliate to continue as a going concern, the Company or the Affiliate shall not be required to make such distribution. Rather, the distribution shall be delayed until the first date that making the distribution does not jeopardize the ability of the Company or of an Affiliate to continue as a going concern. Further, if any distribution pursuant to the Plan will violate the terms of Section 16(b) of the Securities Exchange Act of 1934 or other Federal securities laws, or any other applicable law, then the distribution shall be delayed until the earliest date on which making the distribution will not violate such law.

ARTICLE XIV

Effective Date

14.1. The Plan became effective on May 2, 1998 and was amended on May 3, 2003 and April 29, 2006. The Plan, as further amended herein, shall become effective on January 1, 2009.

HARLEY-DAVIDSON, INC.

HARLEY-DAVIDSON MOTOR COMPANY GROUP, INC.

By:	/s/ Gail A. Lione
Title:	Executive Vice President
Date:	December 29, 2008

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